                                                SCHEDULE 13G

 CUSIP NO. 236360 103

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |Edward R. Funk                                                                                     |
|     |SSN:  ###-##-####                                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | SOURCE OF FUNDS*                                                                                  |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                                 |
|     | TO ITEMS 2(d) OR 2(e)                                                                       [   ] |
|     |                                                                                              ---- |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States , State of Ohio                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     7 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       | 371,916 shares                                                  |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     8 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     9 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       | 371,916 shares                                                  |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |    10 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|  11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 371,916 shares                                                                                    |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES* Reporting person expressly disclaims beneficial ownership of 476,597 shares owned   [ X ] |
|     | by reporting person's spouse                                                                 ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     | 7.88%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  14 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(a) NAME OF ISSUER:
          Danninger Medical Technology, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          4140 Fisher Road, Columbus, Ohio 43228

ITEM 2(a) NAME OF PERSON(S) FILING:
          (i) Edward R. Funk

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          1145 Chesapeake Ave., Columbus, Ohio 43212

ITEM 2(c) CITIZENSHIP:
          United States, State of Ohio

ITEM 2(d) TITLE OF CLASS OF SECURITIES:
          $.01 Par Value Common Stock

ITEM 2(e) CUSIP NUMBER:
          236360 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS:

          Not applicable.

ITEM 4.   OWNERSHIP

          (a)  AMOUNT BENEFICIALLY OWNED:  371,916 shares

          (b)  Percent of Class:  8.43%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                  371,916

         (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:


        (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                  371,916

         (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 31, 1996                          /s/Edward R. Funk
                                                 _______________________________
                                                 Edward R. Funk